Exhibit 99.1

Warrior Reports Third Quarter 2026 Results

Generates $166.0 million of operating cash flows leading to recently announced $2.00 per-share special dividend

Sales and production volumes increase 48% and 36% year-over-year, respectively

Net income rises to $49.3 million and Adjusted EBITDA increases 76% to $124.0 million

BROOKWOOD, AL - November 4, 2026 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2026. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

“We delivered strong sales volumes in the third quarter as Blue Creek continued to expand our production base and strengthen our cash-generating capacity,” commented Walt Scheller, CEO of Warrior. “Higher volumes and improved pricing generated significant free cash flow and further strengthened our balance sheet, in line with our priorities for the next phase of our growth strategy.

“Approximately one year after commencing longwall operations at Blue Creek, eight months ahead of schedule, and only two quarters after completing construction ahead of schedule, we are already seeing the benefits of this transformational investment in our cash generation and our ability to return excess cash to stockholders. The special dividend announced this quarter represents an important milestone for Warrior and demonstrates how quickly Blue Creek is beginning to translate into value for our stockholders," Mr. Scheller concluded.

Highlights

•
Generated cash flows from operations of $166.0 million and free cash flow of $138.9 million in the third quarter of 2026.

•
Increased sales volumes 48% to 3.5 million short tons and increased production volumes 36% to 3.1 million short tons driven by contributions from the Blue Creek mine.

•
Delivered strong net income of $49.3 million and Adjusted EBITDA increased to $124.0 million, up 76%, reflecting the continued ramp-up in the profitability contribution from the Blue Creek mine and improved steelmaking coal prices.

•
Declared a special dividend of $2.00 per share in addition to the regular quarterly dividend of $0.08 per share.

Financial and Operating Results

Total revenues were $507.9 million for the third quarter of 2026, reflecting a 48% increase in sales volumes and a 6% increase in the average net selling price. The increase in the average net selling price reflects improved steelmaking coal prices for both Premium Low-Vol (“PLV”) and High-Vol A coals, but was partially offset by higher Pacific freight costs and associated demurrage rate increases resulting from the ongoing conflict in the Middle East, as well as vessel loading delays at the port. Warrior’s average gross selling price realization declined to approximately 66% in the third quarter of 2026 compared to 83% in the third quarter of 2025, driven primarily by a 25% higher sales mix of High-Vol A steelmaking coal predominantly sold into the Pacific Basin at higher freight rates and at lower second tier price relativities to the Platts PLV FOB Australian index.

Cost of sales for the third quarter of 2026 was $368.5 million. Cash cost of sales (free-on-board port) per short ton increased 4% to $104.98, primarily reflecting the impact of higher year-over-year steelmaking coal prices on Warrior’s variable cost structure (including transportation and royalties), lower production volumes at Mine No. 7, which resulted in production costs being absorbed over fewer tons, and inflationary cost increases. These increases were partially offset by the lower-cost contribution from the Blue Creek mine and the benefit of the Section 45X Advanced Manufacturing Production Tax Credit.

Cash Flow and Liquidity

Higher earnings and improved operating performance generated cash flows from operations of $166.0 million and free cash flow of $138.9 million in the third quarter of 2026. Net working capital, excluding cash, for the third quarter decreased $33.7 million from the second quarter of 2026, primarily due to lower inventories reflecting Warrior’s proactive decision to monetize surplus amounts of High-Vol A coal inventories.

The Company’s total liquidity as of September 30, 2026 was $577.6 million, consisting of cash and cash equivalents of $437.1 million, and available liquidity under its ABL Facility of $140.5 million (which is net of outstanding letters of credit of $2.5 million).

Capital Allocation

On October 27, 2026, the Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on November 13, 2026, to stockholders of record as of the close of business on November 6, 2026.

In addition, on October 27, 2026, the Board declared a special cash dividend(1) of $2.00 per share, totaling approximately $106 million, which the Company plans to distribute on November 20, 2026, to stockholders of record as of the close of business on November 9, 2026.

(1)Any future special dividends from excess cash flows will be at the discretion of the Board and subject to consideration of several factors, including business and market conditions, future financial performance and other strategic investment opportunities.

Company Outlook

The Company reaffirmed its guidance for the full year 2026, as updated last quarter. This guidance is subject to many risks that may impact performance, such as global trade and tariff uncertainties, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements.

Coal sales	13.0 - 14.0 million short tons
Coal production	12.5 - 13.5 million short tons
Cash cost of sales (free-on-board port)	$95 - $105 per short ton
Capital expenditures for sustaining existing mines	$105 - $115 million
Capital expenditures for Blue Creek project	$50 - $75 million
Depreciation and depletion	$225 - $250 million
Selling, general and administrative expenses	$75 - $85 million
Interest expense	$20 - $25 million
Interest income	$3 - $8 million

Key factors that may affect the full year 2026 outlook include:

•
one longwall move remaining in Q4;
•
HCC index pricing, geography of sales and freight rates;
•
global trade and tariff policies;
•
exclusion of other non-recurring costs;
•
new labor contract; and
•
inflationary pressures.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") measure, cost of sales. These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures

This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call

The Company will hold a conference call to discuss its third quarter 2026 results today, November 4, 2026, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on November 4, 2026, until 6:30 p.m. ET on November 11, 2026. The replay will be available by calling: 1-855-669-9658 (domestic) or 1-412-317-0088 (international) and entering passcode 7942308.

About Warrior

Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2026 guidance, sales and production growth, demand, pricing trends, inflationary pressures, management of liquidity, cash flows and expenses, the Company's future ability to create value for stockholders, the Company's management of its capital structure, the impact of Blue Creek on the Company's results, and the Company's pursuit of strategic investment opportunities. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry, including the risk of a decline in the index price for premium low-vol steelmaking coal; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the ongoing conflicts in the Middle East; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017 and the One Big Beautiful Bill Act of 2025; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets; the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the performance of the Blue Creek longwall; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; including the expansion of the Company's met coal reserves through federal lease acquisition; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2025 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

D'Andre Wright, 205-554-6131

dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Revenues:
Sales	$501,029	$319,969	$1,453,092	$903,393
Other revenues	6,899	8,620	23,114	22,662
Total revenues	507,928	328,589	1,476,206	926,055
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	368,514	239,525	998,978	711,672
Cost of other revenues (exclusive of items shown separately below)	6,801	7,546	22,164	23,629
Depreciation and depletion	68,106	43,594	178,672	132,126
Selling, general and administrative	13,713	17,200	51,709	47,566
Total costs and expenses	457,134	307,865	1,251,523	914,993
Operating income	50,794	20,724	224,683	11,062
Interest expense	(4,459)	(2,307)	(13,156)	(7,304)
Interest income	2,540	4,435	7,272	14,812
Income before income tax (benefit) expense	48,875	22,852	218,799	18,570
Income tax (benefit) expense	(433)	(13,746)	9,721	(15,466)
Net income	$49,308	$36,598	$209,078	$34,036
Basic and diluted net income per share:
Net income per share—basic	$0.93	$0.70	$3.96	$0.65
Net income per share—diluted	$0.93	$0.70	$3.96	$0.65
Weighted average number of shares outstanding—basic	52,835	52,594	52,797	52,549
Weighted average number of shares outstanding—diluted	52,883	52,650	52,837	52,578
Dividends per share:	$0.08	$0.08	$0.24	$0.24

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Tons sold	3,490	2,355	10,146	6,746
Tons produced	3,053	2,249	9,898	6,811
Average net selling price	$143.56	$135.87	$143.22	$133.92
Cash cost of sales (free-on-board port) per short ton(2)	$104.98	$100.73	$97.89	$104.62
Cost of production %	63%	67%	61%	67%
Transportation and royalties %	37%	33%	39%	33%
Cash margin per ton(3)	$38.58	$35.14	$45.33	$29.30

(1) 1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Cost of sales	$368,514	$239,525	$998,978	$711,672
Asset retirement obligation accretion	(807)	(965)	(2,419)	(2,896)
Stock compensation expense	(1,310)	(1,344)	(3,360)	(3,028)
Cash cost of sales (free-on-board port)(2)	$366,397	$237,216	$993,199	$705,748

(2) Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Net income	$49,308	$36,598	$209,078	$34,036
Interest expense (income), net	1,919	(2,128)	5,884	(7,508)
Income tax (benefit) expense	(433)	(13,746)	9,721	(15,466)
Depreciation and depletion	68,106	43,594	178,672	132,126
Asset retirement obligation accretion	1,112	1,331	3,337	3,993
Stock compensation expense	3,400	5,211	15,977	15,309
Other non-cash actuarial accretion	615	491	1,616	1,502
Non-cash mark-to-market gain on gas hedges	-	(710)	-	(295)
Adjusted EBITDA(4)	$124,027	$70,641	$424,285	$163,697
Adjusted EBITDA margin(5)	24.4%	21.5%	28.7%	17.7%
Adjusted EBITDA per short ton(6)	$35.54	$30.00	$41.82	$24.27

(4) Adjusted EBITDA is defined as net income before net interest expense (income), net, income tax (benefit) expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, and non-cash mark-to-market gain on gas hedges. Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, industry analysts use analogous measures to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$165,988	$104,694	$286,539	$153,157
Purchases of property, plant and equipment and mine development costs	(27,100)	(124,232)	(136,152)	(297,830)
Free cash flow(7)	$138,888	$(19,538)	$150,387	$(144,673)
Free cash flow conversion(8)	112.0%	(27.7)%	35.4%	(88.4)%

(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
OPERATING ACTIVITIES:
Net income	$49,308	$36,598	$209,078	$34,036
Non-cash adjustments to reconcile net income to net cash provided by operating activities	85,341	38,881	205,034	138,057
Changes in operating assets and liabilities:
Trade accounts receivable	17,209	25,480	(64,615)	(1,118)
Income tax receivable	-	(3,066)	-	(3,066)
Inventories, net	41,276	(1,177)	10,611	(8,708)
Prepaid expenses and other receivables	(30,295)	(6,210)	(42,051)	(13,514)
Accounts payable	(6,115)	(6,456)	2,475	13,179
Accrued expenses and other current liabilities	11,588	22,167	(32,267)	(1,383)
Other	(2,324)	(1,523)	(1,726)	(4,326)
Net cash provided by operating activities	165,988	104,694	286,539	153,157
INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(27,100)	(82,578)	(136,152)	(226,054)
Deferred mine development costs	-	(41,654)	-	(71,776)
Acquisition of lease mineral rights	-	(9,363)		(9,363)
Proceeds from sale of investments	10,060	(234)	43,339	1,267
Proceeds from sale of property, plant and equipment	-	-	45	-
Net cash used in investing activities	(17,040)	(133,829)	(92,768)	(305,926)
FINANCING ACTIVITIES:
Dividends paid	(4,224)	(4,208)	(13,187)	(13,618)
Principal repayments of finance lease obligations	(9,929)	(13,548)	(28,505)	(28,035)
Proceeds from financing lease obligations	-	-	-	48,771
Payments for taxes related to net share settlement of equity awards	-	-	(14,771)	(9,384)
Net cash used in financing activities	(14,153)	(17,756)	(56,463)	(2,266)
Net increase (decrease) in cash, cash equivalents and restricted cash	134,795	(46,891)	137,308	(155,035)
Cash, cash equivalents and restricted cash at beginning of period	310,362	390,988	307,849	499,132
Cash, cash equivalents and restricted cash at end of period	$445,157	$344,097	$445,157	$344,097

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$437,074	$299,963
Short-term investments	10,182	53,252
Trade accounts receivable	246,206	181,591
Inventories, net	214,582	235,936
Income tax receivable	26,229	—
Prepaid expenses and other receivables	66,127	49,513
Total current assets	1,000,400	820,255
Restricted cash	8,083	7,886
Mineral interests, net	101,258	107,258
Property, plant and equipment, net	1,821,743	1,817,364
Deferred income taxes	2,883	2,947
Other long-term assets	27,319	28,089
Total assets	$2,961,686	$2,783,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$72,216	$66,077
Accrued expenses	106,522	131,881
Asset retirement obligations	5,473	5,473
Short-term financing lease liabilities	31,266	29,669
Federal coal lease obligations	9,231	8,844
Other current liabilities	13,308	15,077
Total current liabilities	238,016	257,021
Long-term debt	154,767	154,252
Asset retirement obligations	64,506	64,755
Black lung obligations	34,609	34,036
Long-term financing lease liabilities	46,336	54,492
Deferred income taxes	60,030	54,179
Federal coal lease obligations	24,752	23,679
Total liabilities	623,016	642,414
Stockholders’ Equity:
Common stock, $0.01 par value per share (140,000,000 shares authorized as of September 30, 2026, and December 31, 2025; 55,023,928 issued and 52,802,087 outstanding as of September 30, 2026; 54,791,997 issued and 52,570,156 outstanding as of December 31, 2025)	550	548
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2026, and December 31, 2025)	(50,576)	(50,576)
Additional paid in capital	301,913	300,710
Retained earnings	2,086,783	1,890,703
Total stockholders’ equity	2,338,670	2,141,385
Total liabilities and stockholders’ equity	$2,961,686	$2,783,799